Exhibit 99.1

NEWS
RELEASE

NASH FINCH ANNOUNCES STORE CLOSINGS

Company Closing Underperforming Units

MINNEAPOLIS (May 19, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food retailer and distributor, today announced that it will exit its Buy•n•Save® and Avanza® retail formats, closing its five Buy•n•Save outlets, and three Avanza outlets located in Chicago and Pueblo, Colorado.  At this time, the Company intends to seek purchasers for its three Denver area Avanza stores.  It will also close ten conventional outlets, primarily operating under the EconoFoods® banner.  The 21 stores involved represent approximately 15% of the Company’s annualized retail sales, and approximately 3% of its total annualized sales.  The Company expects that the store closures will be completed by the end of its second fiscal quarter.

Although the decision to close stores was difficult, the Company has determined that prospects for improvement at these locations and formats within an acceptable time frame are not sufficient to justify continued investment.  Exiting these underperforming assets is consistent with the Company’s commitment to continue to lower operating costs, improve its balance sheet, and focus investment and attention on core areas of its business that offer a better return to shareholders.

As a result of the closures, the Company expects to realize an annualized improvement to pre-tax earnings of approximately $16 million.  The annualized improvement to Consolidated EBITDA(1), net of future lease-related payments, is expected to be approximately $6 million.  The Company also expects to incur pre-tax charges in the second quarter 2004 totaling approximately $42 million, the vast majority of which represents asset impairment charges and provisions for future lease costs.  Cash generated by the sale of inventory and other assets is expected to exceed the cash outflows associated with the closures.  The stores involved in these actions are served by

(1) The estimated improvement in Consolidated EBITDA, a financial measure upon which the most significant covenants in the Company’s bank credit facility are based, is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is the $16 million estimated improvement in pre-tax earnings.  The reconciliation of these financial measures is as follows (dollars in millions):

Estimated annualized pre-tax earnings improvement:	$16.0
Estimated annualized reduction in depreciation expense:	(4.5)
Estimated annualized net future lease payments:	(5.5)
Estimated annualized Consolidated EBITDA improvement:	$6.0

four of the Company’s 15 distribution centers, and do not represent a material portion of the volume or profit of any of those distribution centers.

The locations affected by this announcement are:

1.               EconoFoods, 2601 South Louise Avenue, Sioux Falls SD

2.               EconoFoods, 101 Iowa Avenue West, Marshalltown IA

3.               EconoFoods, 1411 Flammang Drive, Waterloo IA

4.               EconoFoods, 3470 55th Street NW, Rochester MN

5.               EconoFoods, 1200 16th Street SW, Rochester MN

6.               EconoFoods, 801 West Town Line Road, Creston IA

7.               EconoFoods, 2915 McClain Drive, Cedar Falls IA

8.               EconoFoods, 300 Gilbert, Charles City IA

9.               EconoFoods, 1800 51st Street NE, Cedar Rapids IA

10.         Sun Mart®, 1510 East 20th Street, Scottsbluff NE

11.         Buy•n•Save, 822 South Broadway, Albert Lea MN

12.         Buy•n•Save, 20 Signal Hills Road, West St. Paul MN

13.         Buy•n•Save, 7632 Brooklyn Blvd., Brooklyn Park MN

14.         Buy•n•Save, 4152 Lakeland Avenue North, Robbinsdale MN

15.         Buy•n•Save, 1700 Rice Street, Maplewood MN

16.         Avanza, 2551 West Cermak, Chicago IL

17.         Avanza, 5220 South Pulaski, Chicago IL

18.         Avanza, 1153 South Prairie Avenue, Pueblo CO

19.         Avanza, 5801 W. 44th Avenue, Denver CO

20.         Avanza, 1320 South Federal Blvd., Denver CO

21.         Avanza, 7305 Pecos Street, Denver CO

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with nearly $4 billion in fiscal year 2003 annual revenues.  Nash Finch owns and operates retail stores primarily in the Upper Midwest, and its food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, and Iceland.  Further information is available on the company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the Company’s ability to execute the restructuring actions described in this release; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and to expand wholesale operations; general economic conditions; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

CONTACT:	Nash Finch Company, Minneapolis
John Bousquet
Phone: 952-857-4187